As filed with the Securities and Exchange Commission on June 2, 2021.

Registration No. 333-240248

Registration No. 333-228053

Registration No. 333-217073

Registration No. 333-208728

Registration No. 333-199835

Registration No. 333-191625

Registration No. 333-185538

Registration No. 333-178186

Registration No. 333-167389

Registration No. 333-163816

Registration No. 333-149157

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

POST-EFFECTIVE AMENDMENT No. 1 TO:

FORM S-8 REGISTRATION STATEMENT No. 333-240248

FORM S-8 REGISTRATION STATEMENT No. 333-228053

FORM S-8 REGISTRATION STATEMENT No. 333-217073

FORM S-8 REGISTRATION STATEMENT No. 333-208728

FORM S-8 REGISTRATION STATEMENT No. 333-199835

FORM S-8 REGISTRATION STATEMENT No. 333-191625

FORM S-8 REGISTRATION STATEMENT No. 333-185538

FORM S-8 REGISTRATION STATEMENT No. 333-178186

FORM S-8 REGISTRATION STATEMENT No. 333-167389

FORM S-8 REGISTRATION STATEMENT No. 333-163816

FORM S-8 REGISTRATION STATEMENT No. 333-149157

UNDER THE SECURITIES ACT OF 1933

____________________________

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

(Exact name of registrant as specified in its charter)

Kingdom of Spain	13-3491492
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Calle Azul, 4 28050 Madrid Spain (Address of Principal Executive Offices) (Zip Code)

____________________________

Share Remuneration Plan for BBVA Defined Group in the United States

BBVA USA Bancshares, Inc. Local Directors Compensation and Business Development Plan

(Full title of plans)

____________________________

Diego Crasny Zyman

Banco Bilbao Vizcaya Argentaria, S.A.

New York Branch

1345 Avenue of the Americas, 45th Fl

New York, NY 10105

(Name and address of agent for service)

(212) 728-1660

(Telephone number, including area code, of agent for service)

____________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

____________________________

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA” or the “Registrant”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), previously filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) by BBVA:

•	Registration No. 333-149157, filed with the SEC on February 11, 2008, registering (i) 1,320,911 Ordinary shares, nominal value €0.49 per share, of BBVA (“Ordinary Shares”) for awards of American Depositary Shares representing Ordinary Shares (“BBVA ADSs”) under the Amended and Restated Restricted Share and Unit Plan of BBVA USA Bancshares, Inc. (formerly entitled the Amended and Restated Restricted Share and Unit Plan of BBVA Compass Bancshares, Inc. and, prior thereto, the 2007 Restricted Share and Unit Plan for Employees of Compass Bancshares, Inc. and its Subsidiaries) (as amended or amended and restated from time to time, the “Restricted Share and Unit Plan”), and (ii) 385,093 Ordinary Shares were reserved for awards of BBVA ADSs under the BBVA USA Bancshares, Inc. Local Directors Compensation and Business Development Plan (formerly entitled the BBVA Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan and, prior thereto, the Compass Bancshares, Inc. Local Directors Compensation and Business Development Plan) (as amended or amended and restated from time to time, the “Local Directors Plan”);

•	Registration No. 333-163816, filed with the SEC on December 18, 2009, registering (i) 1,692,916 Ordinary Shares for awards of BBVA ADSs under the Restricted Share and Unit Plan, and (ii) 150,000 Ordinary Shares for awards of BBVA ADSs under the Local Directors Plan;

•	Registration No. 333-167389, filed with the SEC on June 8, 2010, registering 1,372,788 Ordinary Shares for awards of BBVA ADSs under the Restricted Share and Unit Plan;

•	Registration No. 333-178186, filed with the SEC on November 25, 2011, registering (i) 235,000 Ordinary Shares for awards of BBVA ADSs under the Restricted Share and Unit Plan, and (ii) 2,218,800 Ordinary Shares for awards of BBVA ADSs under the then newly-adopted Share Remuneration Plan for BBVA Defined Group in the United States (formerly entitled the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States) (as amended or amended and restated from time to time, the “Share Remuneration Plan”);

•	Registration No. 333-185538, filed with the SEC on December 18, 2012, registering (i) 2,459,000 Ordinary Shares for awards of BBVA ADSs under the Share Remuneration Plan, and (ii) 300,000 Ordinary Shares for awards of BBVA ADSs under the Local Directors Plan;

•	Registration No. 333-191625, filed with the SEC on October 8, 2013, registering (i) 1,061,397 Ordinary Shares for awards of BBVA ADSs under the Share Remuneration Plan, and (ii) 250,000 Ordinary Shares for awards of BBVA ADSs under the Local Directors Plan;

•	Registration No. 333-199835, filed with the SEC on November 4, 2014, registering (i) 1,975,315 Ordinary Shares for awards of BBVA ADSs under the Share Remuneration Plan, and (ii) 250,000 Ordinary Shares for awards of BBVA ADSs under the Local Directors Plan;

•	Registration No. 333-208728, filed with the SEC on December 23, 2015, registering 2,000,000 Ordinary Shares for awards of BBVA ADSs under the Share Remuneration Plan;

•	Registration No. 333-217073, filed with the SEC on March 31, 2017, registering (i) 4,950,000 Ordinary Shares for awards of BBVA ADSs under the Share Remuneration Plan, and (ii) 250,000 Ordinary Shares for awards of BBVA ADSs under the Local Directors Plan;

•	Registration No. 333-228053, filed with the SEC on October 30, 2018, registering (i) 3,400,000 Ordinary Shares for awards of BBVA ADSs under the Share Remuneration Plan, and (ii) 250,000 Ordinary Shares for awards of BBVA ADSs under the Local Directors Plan; and

•	Registration No. 333-149157, filed with the SEC on July 31, 2020, registering (i) 13,000,000 Ordinary Shares for awards of BBVA ADSs under the Share Remuneration Plan, and (ii) 1,200,000 Ordinary Shares for awards of BBVA ADSs under the Local Directors Plan.

On November 15, 2020, BBVA reached an agreement with The PNC Financial Services Group, Inc. for the sale of 100% of the share capital in its subsidiary BBVA USA Bancshares, Inc., which in turn owns 100% of the share capital in BBVA USA, an Alabama-chartered bank, as well as other companies of the BBVA group in the United States (the “BBVA USA Sale”). As a result of the BBVA USA Sale, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements under the Local Directors Plan (the “Terminated Plan”).

In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements in connection with the Terminated Plan that remain unsold as of the date hereof.

The Share Remuneration Plan, as amended and restated effective May 25, 2021, will remain in full force and effect. Accordingly, this Post-Effective Amendment does not deregister the securities registered in connection therewith.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with or furnished to the SEC by the Registrant are hereby incorporated by reference in this Post-Effective Amendment:

(i)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, as filed with the SEC on February 26, 2021 (the “2020 20-F”);

(ii)	The Registrant’s report on Form 6-K furnished to the SEC on June 2, 2021 which includes the Registrant’s recast consolidated financial statements for the years ended December 31, 2020, 2019 and 2018, to give retrospective effect to certain changes in BBVA’s operating segments and certain related revised disclosures (SEC Accession No. 0000842180-21-000012);

(iii)	The Registrant’s report on Form 6-K furnished to the SEC on June 2, 2021 which includes the Registrant’s unaudited condensed interim consolidated financial statements as of and for the three months ended March 31, 2021 (SEC Accession No. 0001193125-21-179221);

(iv)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2020, the end of the fiscal year covered by the 2020 20-F; and

(v)	The description of the Registrant’s Ordinary Shares and the description of the BBVA ADSs included under the captions “Description of BBVA Ordinary Shares” and “Description of BBVA American Depositary Shares”, respectively, included in Exhibit 2.1 to the 2020 20-F.

All documents filed and, to the extent indicated therein, furnished by the Registrant subsequent to the date of this Post-Effective Amendment pursuant to Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Indemnification under BBVA’s bylaws (estatutos) and Spanish law

Under Spanish law, BBVA’s current and former directors will be liable to BBVA and the shareholders and the creditors of BBVA for any damage they cause through acts contrary to the law or the bylaws, or acts carried out in breach of the duties inherent in the discharge of their office, as long as there has been willful misconduct or negligence. No provision of BBVA’s bylaws provides for the indemnification of the directors with respect to such liabilities.

BBVA directors & officers insurance

BBVA maintains an insurance policy that protects its officers and directors from liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this Post-Effective Amendment:

Exhibit No. Description

4.1	Amended and Restated Bylaws (Estatutos) of Banco Bilbao Vizcaya Argentaria, S.A (incorporated by reference to Exhibit 1.1 of Banco Bilbao Vizcaya Argentaria, S.A.’s Annual Report on Form 20-F for the year ended December 31, 2017) (English translation)

4.2	Form of Amended and Restated Deposit Agreement (incorporated by reference to Exhibit 1 of Banco Bilbao Vizcaya Argentaria, S.A.’s registration statement on Form F-6 (File No. 333-142862))

5	The BBVA ADSs awarded to participants under the Share Remuneration Plan for BBVA Defined Group in the United States will be acquired in open market purchases at prevailing market prices or in private transactions. Because such purchases do not involve the issuance by the Registrant of any new Ordinary Shares and because such plans are not subject to the Employee Retirement Income Security Act of 1974 (ERISA), an opinion of counsel is not included with this Post-Effective Amendment

23.1	Consent of KPMG Auditores, S.L.

24	Power of Attorney (included in signature page)

99.1	Share Remuneration Plan for BBVA Defined Group in the United States, as amended and restated effective May 25, 2021

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Madrid on the 2nd day of June, 2021.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Carlos Casas Moreno
Name:	Carlos Casas Moreno
Title:	Global Head of Talent & Culture

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a member of the Board of Directors or officer of Banco Bilbao Vizcaya Argentaria, S.A., or both, as authorized representative of Banco Bilbao Vizcaya Argentaria, S.A. or otherwise) constitutes and appoints Carlos Casas Moreno, and Diego Crasny Zyman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including without limitation post-effective amendments) and supplements to this Post-Effective Amendment and any and all amendments (including post-effective amendments) to the Registration Statements, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated as of June 2, 2021.

Name	Position

/s/ Carlos Torres Vila Carlos Torres Vila	Group Executive Chairman

/s/ Onur Genç Onur Genç	Chief Executive Officer

/s/ José Miguel Andrés Torrecillas José Miguel Andrés Torrecillas	Director

/s/ Jaime Félix Caruana Lacorte Jaime Félix Caruana Lacorte	Director

/s/ Raúl Galamba de Oliveira Raúl Galamba de Oliveira	Director

/s/ Belén Garijo López Belén Garijo López	Director

/s/ Sunir Kumar Kapoor Sunir Kumar Kapoor	Director

/s/ Lourdes Máiz Carro Lourdes Máiz Carro	Director

/s/ José Maldonado Ramos José Maldonado Ramos	Director

/s/ Ana Cristina Peralta Moreno Ana Cristina Peralta Moreno	Director

/s/ Juan Pi Llorens Juan Pi Llorens	Director

/s/ Ana Revenga Shanklin Ana Revenga Shanklin	Director

/s/ Susana Rodríguez Vidarte Susana Rodríguez Vidarte	Director

/s/ Carlos Salazar Lomelín Carlos Salazar Lomelín	Director

/s/ Jan Paul Marie Francis Verplancke Jan Paul Marie Francis Verplancke	Director

/s/ Jaime Sáenz de Tejada Pulido Jaime Sáenz de Tejada Pulido	Chief Financial Officer Principal Accounting Officer

/s/ Diego Crasny Zyman Diego Crasny Zyman	Authorized Representative of Banco Bilbao Vizcaya Argentaria, S.A. in the United States